Exhibit 99.1

FOR IMMEDIATE RELEASE	CROSSFIRST BANKSHARES, INC. CONTACT:
January 28, 2021	Matt Needham, Investor Relations/Media Contact
(913) 312-6822
https://investors.crossfirstbankshares.com

CrossFirst Bankshares, Inc. Reports Fourth Quarter & Full Year 2020 Results

Fourth Quarter 2020 Key Financial Performance Metrics

Net Income	Diluted EPS	PTPP	Net Interest Margin (FTE)	Efficiency Ratio	Book Value per Common Share
$8.1 million	$0.15	$20.8 million	3.12%	53.35%	$12.08

LEAWOOD, Kan., January 28, 2021 (GLOBE NEWSWIRE) -- CrossFirst Bankshares, Inc. (Nasdaq: CFB), the bank holding company for CrossFirst Bank, today reported its results for the fourth quarter and full year of 2020, including net income of $8.1 million, or $0.15 per diluted share for the fourth quarter, and net income of $12.6 million, or $0.24 per diluted share for the full year. The financial results were impacted by the significant loan loss provisioning required to address uncertainty and risk in the loan portfolio created in part by the pandemic. In the fourth quarter, the Company provisioned an additional $10.9 million, bringing the full year loan provision to $56.7 million.

CEO Commentary:
"Despite the pandemic and depressed commodity prices, we had a great 2020 and accomplished many key strategic initiatives. I am very pleased with the resilience our clients and employees have exhibited during such difficult times," said CrossFirst’s CEO and President Mike Maddox. "Even with the significant loan loss provisioning, we continued to generate moderate net income and record pretax, pre-provision profits for the Company this year. During the fourth quarter, we reduced our energy concentration, experienced a decline in our classified and nonperforming assets, and successfully commenced our share repurchase program."

2020 Fourth Quarter and Full Year Highlights:
•$5.7 billion of assets with 15% full year operating revenue growth compared to 2019
•Pre-tax, pre-provision profit (PTPP), a non-GAAP financial measure, for the fourth quarter of $20.8 million and full year PTPP of $72.0 million
•Efficiency ratio of 53% for the fourth quarter of 2020 and 58% for the full year; a non-GAAP core efficiency ratio of 53% for full year 2020 after adjusting for nonrecurring items
•$593 million or 15% loan growth and $771 million or 20% deposit growth over the last twelve months
•Book value per share of $12.08 at December 31, 2020 compared to $11.58 at December 31, 2019

	Quarter-to-Date		Full Year
	December 31,		December 31,
(Dollars in millions except per share data)	2019	2020	2019	2020

Operating revenue(1)	$39.4	$44.5	$150.2	$172.0
Net income (loss)	$(0.7)	$8.1	$28.5	$12.6
Diluted earnings (loss) per share	$(0.01)	$0.15	$0.58	$0.24

Return on average assets	(0.06)%	0.58%	0.63%	0.24%
Non-GAAP core operating return on average assets(2)	(0.06)%	0.58%	0.61%	0.37%
Return on average common equity	(0.46)%	5.19%	5.38%	2.05%
Net interest margin	3.17%	3.07%	3.26%	3.08%
Net interest margin, fully tax-equivalent(3)	3.23%	3.12%	3.31%	3.13%
Efficiency ratio	55.60%	53.35%	58.37%	58.13%
Non-GAAP core operating efficiency ratio, fully tax-equivalent(2)(3)	54.66%	52.54%	57.25%	52.98%
(1) Net interest income plus non-interest income.
(2) Represents a non-GAAP measure. See "Table 5. Non-GAAP Financial Measures" for a reconciliation of this measure.
(3) Tax exempt income is calculated on a tax-equivalent basis. Tax-free municipal securities are exempt from federal income taxes. The incremental federal income tax rate used is 21.0%.

CROSSFIRST BANKSHARES, INC.

COVID-19 Update
The COVID-19 pandemic and measures taken in response have created economic uncertainty and negatively impacted many of our customers in some capacity. During the fourth quarter of 2020, we continued to operate in accordance with our comprehensive pandemic plan, which includes social distancing measures for customer and employee interactions. In addition, the Company has continued to support key regulatory relief programs for customers, increased provisions for loan losses, increased monitoring of certain loan portfolio segments, modified loans, slowed discretionary spending, optimized staffing levels, and elevated its risk management activities. Our branch-lite strategy, technology, and relationship banking model have allowed us to effectively operate through the pandemic, work remotely, and provide us with the agility to effectively serve our customers when they need it most. The Company continues to assess and monitor the COVID-19 pandemic along with federal and local requirements in evaluating the full re-opening of its offices and remains flexible regarding process and timeline.
Coronavirus Aid, Relief, and Economic Security Act (CARES Act) Programs
CrossFirst is committed to helping our local businesses and the communities that we serve during these extremely challenging times and will continue to help customers access regulatory relief and other programs. As of December 31, 2020, the Company retained $292 million in loans produced through the Paycheck Protection Program ("PPP"), and the Company has been working through the forgiveness process for those loans with the Small Business Administration ("SBA"). In addition to the PPP, we have been granting loan modifications and 90/180 day payment deferrals for many customers who have requested additional relief. As of December 31, 2020, the Company had $90 million in loans on modified payments related to COVID-19 on our balance sheet, which, excluding the PPP loans, represented 2% of our total loan balances. We are evaluating each modification on a case-by-case basis and assessing the borrowers' willingness and capacity to support the loan until maturity. The Company will continue to offer additional governmental assistance programs as more details become available around the processes and procedures for such programs and will grant loan modifications or new PPP loans when appropriate.
Income from Operations
Net Interest Income
The Company produced interest income of $49.5 million for the fourth quarter of 2020, a decrease of 10% from the fourth quarter of 2019, and an increase of 2% from the previous quarter. Interest income decreased from the fourth quarter of 2019 primarily due to lower interest rates. Average earning assets totaled $5.4 billion for the fourth quarter of 2020, an increase of $0.7 billion or 16% from the same quarter in 2019. The fourth quarter 2020 tax-equivalent yield on earning assets declined to 3.71% from 4.76% in the fourth quarter of 2019, primarily due to the movement of variable rate assets indexed to declining market rates. For full year 2020, the Company produced interest income of $203.4 million as the Company's asset growth was able to partially mitigate some of the impact of yield declines.
Interest expense for the fourth quarter of 2020 was $8.0 million, or 56% lower than the fourth quarter of 2019 and 12% lower than the previous quarter. While average interest-bearing deposits increased to $3.8 billion in the fourth quarter of 2020, an increase of 16% from the same quarter in 2019, overall interest expense on interest-bearing deposits declined as a result of declining interest rates. In the fourth quarter of 2020, non-deposit funding costs increased to 1.78% from 1.50% primarily as a result of several short term lower-cost borrowings maturing. Overall the cost of funds for the fourth quarter of 2020 was 0.65%, compared to 0.75% for the third quarter of 2020. For full year 2020, the Company had interest expense of $43.2 million, a decrease of 42% from full year 2019.

Tax-equivalent net interest margin increased to 3.12% for the current quarter, from 2.98% in the previous quarter, and declined from 3.23% in the fourth quarter of 2019, reflecting the impact of the declining rate environment and changes in macroeconomic conditions. For the full year 2020, the Company had a tax equivalent margin of 3.13% compared to 3.31% for full year 2019. As of December 31, 2020, CrossFirst realized $5.8 million of the total $9.9 million in fees anticipated from making $369 million of total PPP loans. The PPP loans yielded 4.91% for the fourth quarter 2020, and the Company will continue to recognize these fees over contractual maturity and expedite recognition as loans are forgiven. The tax-equivalent adjustment, which accounts for income taxes saved on the interest earned on nontaxable securities and loans, was $0.7 million for the fourth quarter of 2020 and $2.7 million for the full year of 2020. Full year 2020 net interest income was $160 million or 13% higher than full year 2019, while net interest income totaled $41.5 million for the fourth quarter of 2020 or 6% higher than the third quarter of 2020, and 12% higher than the fourth quarter of 2019.

CROSSFIRST BANKSHARES, INC.

Non-Interest Income
Non-interest income increased $0.8 million in the fourth quarter of 2020, or 35% compared to the same quarter of 2019, and decreased $1.1 million or 27% compared to the third quarter of 2020. For the fourth quarter and the full year of 2020, the Company continued to increase overall fee income commensurate with its customer growth and recorded stronger credit card interchange fees and other service charges than in the same periods in 2019. Because of the current interest rate environment, the Company had significantly less activity in its back-to-back swap program. The Company realized bond gains throughout the year related to continuously monitoring its investment portfolio. Full year non-interest income increased 35% compared to full year 2019, despite having nearly $3.0 million less income from its back-to-back swap program.

Non-Interest Expense
Non-interest expense for the fourth quarter of 2020 was $24 million, which increased 8% compared to the fourth quarter of 2019, and increased 3% from the third quarter of 2020. During the fourth quarter, the Company recorded higher professional fees as well as added occupancy expense from opening two new locations. Full year non-interest expense increased 14% compared to the same period in the prior year, primarily from nonrecurring items reported in previous quarters. The Company recorded several nonrecurring expenses during the year, including a $7.4 million expense related to a non-cash goodwill impairment charge in the second quarter of 2020, in addition to one-time expenses for optimizing staffing levels in the third quarter of 2020. The Company also had increased professional and foreclosure costs for 2020 as a result of restructuring credits driven in part by the macroeconomic conditions created by the COVID-19 pandemic. Overall, the Company continues to realize benefits from reduced travel, entertainment, and other discretionary spending as a result of the COVID-19 pandemic.

CrossFirst’s effective tax rate for the fourth quarter of 2020 was 18% as compared to 63% for the fourth quarter of 2019. The 2020 quarter-to-date income tax was impacted by an $11.7 million increase in income before income taxes that increased taxes at the statutory rate by $2.5 million. For both of the comparable periods, the Company continued to benefit from the tax-exempt municipal bond portfolio and bank-owned life insurance.

Balance Sheet Performance & Analysis
During the fourth quarter of 2020, total assets increased by $154 million, or 3% compared to September 30, 2020, and $728 million or 15% since December 31, 2019. During the fourth quarter of 2020, total available for sale investment securities increased $5 million to $655 million compared to September 30, 2020, while the overall average for the fourth quarter of 2020 was $674 million. During the fourth quarter of 2020, tax-exempt municipal securities on average increased $18 million and mortgage-backed securities decreased $42 million compared to September 30, 2020. The securities' yields maintained a tax equivalent yield of 2.96% for the fourth quarter of 2020. As part of management's investment strategy, during 2020, the Company's security portfolio decreased $85 million as the Company chose not to replace all of the cash flows associated with mortgaged-backed securities prepayments and also realized gains by selling bonds with potential credit concerns related to COVID-19. The overall average securities balance for full year 2020 was $715 million with a tax equivalent yield of 3.05%.
Loan Growth Results
The Company experienced average loan growth of 0.4% during the fourth quarter of 2020, but increased average loans 20% year-over-year from December 31, 2019. During the fourth quarter, loan growth was impacted by $77 million of PPP loans forgiven, but core loan growth in real estate offset this impact. The Company reduced its energy exposure during the quarter and experienced 10% growth in residential and multifamily real estate loans. Loan yields increased 10 basis points during the fourth quarter as the loan fees recognized from PPP loan forgiveness were able to offset the impact of yield declines from loan repricing. During 2020, full year loan yields declined to 4.26% compared to 5.52% in the prior year, primarily as a result of lower interest rates from adjustable rate loan movements during 2020.

CROSSFIRST BANKSHARES, INC.

(Dollars in millions)	4Q19	1Q20	2Q20	3Q20	4Q20	% of Total	QoQ Growth ($)	QoQ Growth (%)(1)	YoY Growth ($)	YoY Growth (%)(1)
Average loans (gross)
Commercial	$1,315	$1,339	$1,381	$1,308	$1,367	30%	$59	5%	$52	4%
Energy	400	412	404	393	381	8	(12)	(3)	(19)	(5)
Commercial real estate	1,007	1,034	1,115	1,169	1,194	27	25	2	187	19
Construction and land development	599	620	651	617	585	13	(32)	(5)	(14)	(2)
Residential and multifamily real estate	384	455	517	583	664	15	81	14	280	73
Paycheck Protection Program	—	—	245	362	258	6	(104)	(29)	258	NA
Consumer	45	45	44	45	45	1	—	1	—	2
Total	$3,750	$3,905	$4,357	$4,477	$4,494	100%	$17	0.4%	$744	20%

Yield on loans for the period ending	5.21%	4.98%	4.28%	3.90%	4.00%
(1) Actual unrounded values are used to calculate the reported percent disclosed. Accordingly, recalculations using the amounts in millions as disclosed in this release may not produce the same amounts.

Deposit Growth & Other Borrowings
The Company experienced average deposit growth of 5% during the fourth quarter of 2020, but increased average deposits 20% year-over-year from December 31, 2019. At the end of 2020, the Company held a loan to deposit ratio of 95%, compared to 100% at the end of the third quarter, and 98% at the end of 2019. The additional deposit growth and liquidity for the quarter was primarily driven by transaction deposits as a result of more customers utilizing our insured cash sweep products. In addition, our money market account pricing remains competitive so the Company can continue growing, while still being able to improve the overall cost of deposits. The Company's cost of interest bearing deposits declined 11 basis points during the fourth quarter of 2020, reflective of changes made to deposit pricing. During 2020, full year costs of funds were 0.92% compared to 1.90% in the prior year, primarily as a result of the lower interest rate environment and declining Fed Funds pricing.

(Dollars in millions)	4Q19	1Q20	2Q20	3Q20	4Q20	% of Total	QoQ Growth ($)	QoQ Growth (%)(1)	YoY Growth ($)	YoY Growth (%)(1)
Average deposits
Non-interest bearing deposits	$522	$540	$746	$714	$732	16%	$18	3%	$210	40%
Transaction deposits	200	341	414	460	575	13%	115	25%	375	188%
Savings and money market deposits	1,854	1,887	1,933	1,995	2,158	47%	163	8%	304	16%
Time deposits	1,226	1,166	1,195	1,175	1,087	24%	(88)	(7)%	(139)	(11)%
Total	$3,802	$3,934	$4,288	$4,344	$4,552	100%	$208	5%	$750	20%

Cost of deposits for the period ending	1.70%	1.46%	0.79%	0.67%	0.58%
Cost of interest-bearing deposits for the period ending	1.97%	1.69%	0.95%	0.80%	0.69%
(1) Actual unrounded values are used to calculate the reported percent disclosed. Accordingly, recalculations using the amounts in millions as disclosed in this release may not produce the same amounts.

At December 31, 2020, other borrowings totaled $296.4 million, as compared to $350.6 million at September 30, 2020, and $374.6 million at December 31, 2019.

CROSSFIRST BANKSHARES, INC.

Asset Quality Position
The Company added $10.9 million to the allowance for loan loss during the fourth quarter of 2020, bringing the total allowance to loans to 1.70%, commensurate with adverse movement of risk classifications and charge-off activity. While the Company currently believes the reserve is reflective of the risk in the portfolio, there may be cases where the borrowers or specific impairments related to COVID-19 may have not yet been identified. The majority of loans that migrated to classified status during the fourth quarter of 2020 were related to commercial real estate, particularly within the hotel portfolio, which partially offset several pay downs in the energy portfolio and partial charge-offs of other classified assets.

Net charge-offs were $11.6 million for the fourth quarter of 2020, as compared to net charge-offs of $6.0 million for the third quarter in 2020. The elevated charge-offs in the fourth quarter reflected the Company's approach to charging down multiple credits, mostly with exposures in energy and commercial and industrial. Full-year net charge-offs for 2020 were $38.3 million as compared to $11 million for the full year 2019. Nonperforming assets to total assets quarter over quarter decreased to 1.39%, primarily as a result of the associated charge-offs. The following table provides information regarding asset quality.

Asset quality (Dollars in millions)	4Q19	1Q20	2Q20	3Q20	4Q20
Non-accrual loans	$39.7	$26.3	$37.5	$75.6	$75.1
Other real estate owned	3.6	3.6	2.5	2.3	2.3
Nonperforming assets	47.9	29.9	40.3	82.2	78.4
Loans 90+ days past due and still accruing	4.6	—	0.2	4.3	1.0
Loans 30 - 89 days past due	6.8	19.5	34.9	45.4	18.1
Net charge-offs (recoveries)	5.5	19.4	1.3	6.0	11.6

Asset quality metrics (%)	4Q19	1Q20	2Q20	3Q20	4Q20
Nonperforming assets to total assets	0.97%	0.59%	0.74%	1.49%	1.39%
Allowance for loan loss to total loans	1.48	1.29	1.61	1.70	1.70
Allowance for loan loss to nonperforming loans	129.0	196.0	188.6	95.2	99.0
Net charge-offs (recoveries) to average loans(1)	0.58	2.00	0.12	0.54	1.03
Provision to average loans(1)	2.05	1.44	1.94	0.97	0.96
Classified Loans / (Total Capital + ALLL)	13.2	15.8	34.9	43.2	40.9
(1) Interim periods annualized.

Depending upon the future impact of the COVID-19 pandemic, we may need to make additional increases to our provision in future periods. The future impact of the pandemic is highly uncertain and cannot be fully predicted. The extent of the impact on our customers and, in turn, on our business and operations, will depend on future developments, including actions taken to contain the pandemic. To the extent the pandemic continues to decrease economic activity for an extended time period, we expect our business and operations will be further negatively impacted. Customers may continue to seek additional loan modifications or restructurings, or we may experience additional adverse movement in risk classifications, any of which could potentially result in the need to adjust the total allowances for loan losses.

Capital Position
At December 31, 2020, stockholders' equity totaled $624 million, or $12.08 per share, compared to $602 million, or $11.58 per share, at December 31, 2019. Tangible common equity was $624 million and tangible book value per share was $12.08 at December 31, 2020, compared to tangible common equity of $594 million and tangible book value per share of $11.43 at December 31, 2019. The Company's Board of Directors approved a share repurchase program of up to $20 million in the third quarter of 2020. During the fourth quarter of 2020, CrossFirst repurchased $6.1 million or 609,613 shares of common stock under the program at a weighted average price of $9.91 per share.
The ratio of common equity Tier 1 capital to risk-weighted assets was approximately 11.93% and the total capital to risk-weighted assets was approximately 13.20% at December 31, 2020. The Company remains well-capitalized.

Conference Call and Webcast
CrossFirst will hold a conference call and webcast to discuss fourth quarter 2020 and full year results on Thursday, January 28, 2021, at 4:00 p.m. CT / 5:00 p.m. ET. The conference call and webcast may also include discussion of Company developments, forward-looking statements and other material information about business and financial matters. Investors, news media, and other participants should register for the call or audio webcast at https://investors.CrossFirstBankshares.com. Participants may dial into the call toll-free at (877) 621-5851 from anywhere in the U.S. or (470) 495-9492 internationally, using conference ID no. 8838529. Participants are encouraged to dial into the call or access the webcast approximately 10 minutes prior to the start time.

A replay of the webcast will be available on the Company's website. A replay of the conference call will be available two hours following the close of the call until February 4, 2021, accessible at (855) 859-2056 with conference ID no. 8838529.

Cautionary Notice about Forward-Looking Statements
The financial results in this earnings release reflect preliminary, unaudited results, which are not final until the Company’s Annual Report on Form 10-K is filed. This earnings release contains forward-looking statements. These forward-looking statements reflect the Company's current views with respect to, among other things, future events and its financial performance. Any statements about management’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Any or all of the forward-looking statements in this earnings release may turn out to be inaccurate. The inclusion of forward-looking information in this earnings release should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. The Company has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy and financial needs. Our actual results could differ materially from those anticipated in such forward-looking statements.
Accordingly, the Company cautions you that any such forward-looking statements are not a guarantee of future performance and actual results may prove to be materially different from the results expressed or implied by the forward-looking statements due to a number of factors. Such factors include, without limitation, those listed from time to time in reports that the Company files with the Securities and Exchange Commission as well as the uncertain impact of the COVID-19 pandemic. These forward-looking statements are made as of the date of this communication, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by law.

About CrossFirst
CrossFirst Bankshares, Inc., is a Kansas corporation and a registered bank holding company for its wholly owned subsidiary CrossFirst Bank, which is headquartered in Leawood, Kansas. CrossFirst Bank has eight full-service banking offices primarily along the I-35 corridor in Kansas, Missouri, Oklahoma and Texas.

Unaudited Financial Tables

◦Table 1. Consolidated Balance Sheets
◦Table 2. Consolidated Statements of Income
◦Table 3. 2019-2020 Year-to-Date Analysis of Changes in Net Interest Income
◦Table 4. 2019 - 2020 Quarterly Analysis of Changes in Net Interest Income
◦Table 5. Non-GAAP Financial Measures

CROSSFIRST BANKSHARES, INC.
TABLE 1. CONSOLIDATED BALANCE SHEETS

	December 31, 2019	December 31, 2020
		(unaudited)
	(Dollars in thousands)
Assets
Cash and cash equivalents	$187,320	$408,810
Available-for-sale securities - taxable	296,047	177,238
Available-for-sale securities - tax-exempt	443,426	477,350
Loans, net of allowance for loan losses of $56,896 and $75,295 at December 31, 2019 and December 31, 2020, respectively	3,795,348	4,366,602
Premises and equipment, net	70,210	70,509
Restricted equity securities	17,278	15,543
Interest receivable	15,716	17,236
Foreclosed assets held for sale	3,619	2,347
Goodwill and other intangible assets, net	7,694	208
Bank-owned life insurance	65,689	67,498
Other	28,886	55,962
Total assets	$4,931,233	$5,659,303
Liabilities and stockholders’ equity
Deposits
Non-interest bearing	$521,826	$718,459
Savings, NOW and money market	2,162,187	2,932,799
Time	1,239,746	1,043,482
Total deposits	3,923,759	4,694,740
Federal funds purchased and repurchase agreements	14,921	2,306
Federal Home Loan Bank advances	358,743	293,100
Other borrowings	921	963
Interest payable and other liabilities	31,245	43,766
Total liabilities	4,329,589	5,034,875
Stockholders’ equity
Common stock, $0.01 par value:
authorized - 200,000,000 shares, issued - 51,969,203 and 52,289,129 shares at December 31, 2019 and December 31, 2020, respectively	520	523
Treasury stock, at cost:
0 and 609,613 shares held at December 31, 2019 and 2020, respectively	—	(6,061)
Additional paid-in capital	519,870	522,911
Retained earnings	64,803	77,652
Accumulated other comprehensive income	16,451	29,403
Total stockholders’ equity	601,644	624,428
Total liabilities and stockholders’ equity	$4,931,233	$5,659,303

CROSSFIRST BANKSHARES, INC.
    TABLE 2. CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2020	2019	2020
	(Dollars in thousands except per share data)
Interest Income
Loans, including fees	$49,208	$45,147	$191,527	$183,738
Available for sale securities
Available for sale securities - Taxable	1,894	899	8,540	5,073
Available for sale securities - Tax-exempt	3,191	3,255	12,011	13,013
Deposits with financial institutions	601	56	3,053	639
Dividends on bank stocks	286	177	1,087	985
Total interest income	55,180	49,534	216,218	203,448
Interest Expense
Deposits	16,247	6,610	67,668	36,585
Fed funds purchased and repurchase agreements	91	2	592	164
Advances from Federal Home Loan Bank	1,628	1,361	6,367	6,341
Other borrowings	35	24	147	109
Total interest expense	18,001	7,997	74,774	43,199
Net Interest Income	37,179	41,537	141,444	160,249
Provision for Loan Losses	19,350	10,875	29,900	56,700
Net Interest Income after Provision for Loan Losses	17,829	30,662	111,544	103,549
Non-Interest Income
Service charges and fees on customer accounts	163	856	604	2,803
Gain (loss) on sale of available for sale securities	520	(21)	987	1,704
Impairment of premises and equipment held for sale	—	—	(424)	—
Gain on sale of loans	—	44	207	44
Income from bank-owned life insurance	462	436	1,878	1,809
Swap fee income (loss), net	338	(284)	2,753	(204)
ATM and credit card interchange income	473	1,516	1,785	4,379
Other non-interest income	226	402	917	1,198
Total non-interest income	2,182	2,949	8,707	11,733
Non-Interest Expense
Salaries and employee benefits	13,818	14,725	57,114	57,747
Occupancy	2,048	2,427	8,349	8,701
Professional fees	1,041	1,120	2,964	4,218
Deposit insurance premiums	767	1,150	2,787	4,301
Data processing	676	654	2,544	2,719
Advertising	685	349	2,455	1,219
Software and communication	910	978	3,317	3,750
Foreclosed assets, net	54	74	84	1,239
Goodwill impairment	—	—	—	7,397
Other non-interest expense	1,882	2,255	8,026	8,677
Total non-interest expense	21,881	23,732	87,640	99,968
Net Income (Loss) Before Taxes	(1,870)	9,879	32,611	15,314
Income tax expense (benefit)	(1,170)	1,785	4,138	2,713
Net Income (Loss)	(700)	8,094	$28,473	$12,601
Basic Earnings (Loss) Per Share	$(0.01)	$0.16	$0.59	$0.24
Diluted Earnings (Loss) Per Share	$(0.01)	$0.15	$0.58	$0.24

CROSSFIRST BANKSHARES, INC.
TABLE 3. YEAR-TO-DATE ANALYSIS OF CHANGES IN NET INTEREST INCOME
(UNAUDITED)

	Twelve Months Ended
	December 31,
	2019			2020
	Average Balance	Interest Income / Expense	Average Yield / Rate(3)	Average Balance	Interest Income / Expense	Average Yield / Rate(3)
	(Dollars in thousands)
Interest-earning assets:
Securities - taxable	$330,051	$9,627	2.92%	$267,715	$6,058	2.26%
Securities - tax-exempt(1)	390,908	14,533	3.72	447,324	15,745	3.52
Federal funds sold	15,195	364	2.40	1,020	18	1.73
Interest-bearing deposits in other banks	139,538	2,689	1.93	179,978	621	0.35
Gross loans, net of unearned income(2)	3,468,079	191,527	5.52	4,310,345	183,738	4.26
Total interest-earning assets(1)	4,343,771	$218,740	5.04%	5,206,382	$206,180	3.96%
Allowance for loan losses	(42,015)			(68,897)
Other non-interest-earning assets	198,008			220,994
Total assets	$4,499,764			$5,358,479
Interest-bearing liabilities
Transaction deposits	$146,109	$1,742	1.19%	$447,777	$1,696	0.38%
Savings and money market deposits	1,676,417	35,385	2.11	1,993,964	14,033	0.70
Time deposits	1,243,304	30,541	2.46	1,155,492	20,856	1.80
Total interest-bearing deposits	3,065,830	67,668	2.21	3,597,233	36,585	1.02
FHLB and short-term borrowings	366,577	6,959	1.90	417,956	6,508	1.56
Trust preferred securities, net of fair value adjustments	899	147	16.34	939	106	11.34
Non-interest-bearing deposits	512,142	—	—	684,294	—	—
Cost of funds	3,945,448	$74,774	1.90%	4,700,422	$43,199	0.92%
Other liabilities	25,708			43,331
Stockholders’ equity	528,608			614,726
Total liabilities and stockholders' equity	$4,499,764			$5,358,479
Net interest income(1)		$143,966			$162,981
Net interest spread(1)			3.14%			3.04%
Net interest margin(1)			3.31%			3.13%
(1) Tax exempt income is calculated on a tax equivalent basis. Tax-free municipal securities are exempt from federal income taxes. The incremental income tax rate used is 21.0%.
(2) Average loan balances include nonaccrual loans.
(3) Actual unrounded values are used to calculate the reported yield or rate disclosed. Accordingly, recalculations using the amounts in thousands as disclosed in this release may not produce the same amounts.

CROSSFIRST BANKSHARES, INC.

YEAR-TO-DATE VOLUME & RATE VARIANCE TO NET INTEREST INCOME (UNAUDITED)
	Twelve Months Ended
	December 31, 2020 over 2019
	Average Volume	Yield/Rate	Net Change(2)
	(Dollars in thousands)
Interest Income
Securities - taxable	$(1,624)	$(1,945)	$(3,569)
Securities - tax-exempt(1)	2,022	(810)	1,212
Federal funds sold	(266)	(80)	(346)
Interest-bearing deposits in other banks	612	(2,680)	(2,068)
Gross loans, net of unearned income	41,037	(48,826)	(7,789)
Total interest income(1)	41,781	(54,341)	(12,560)
Interest Expense
Transaction deposits	1,748	(1,794)	(46)
Savings and money market deposits	5,725	(27,077)	(21,352)
Time deposits	(2,018)	(7,667)	(9,685)
Total interest-bearing deposits	5,455	(36,538)	(31,083)
FHLB and short-term borrowings	897	(1,348)	(451)
Trust preferred securities, net of fair value adjustments	6	(47)	(41)
Total interest expense	6,358	(37,933)	(31,575)
Net interest income(1)	$35,423	$(16,408)	$19,015

(1) Tax exempt income is calculated on a tax equivalent basis. Tax-free municipal securities are exempt from federal income income taxes. The incremental income income tax rate used is 21.0%.
(2) The change in interest not due solely to volume or rate has been allocated in proportion to the respective absolute dollar amounts of the change in volume or rate.

CROSSFIRST BANKSHARES, INC.
TABLE 4. 2019 - 2020 QUARTERLY ANALYSIS OF CHANGES IN NET INTEREST INCOME (UNAUDITED)

	Three Months Ended
	December 31,
	2019			2020
	Average Balance	Interest Income / Expense	Average Yield / Rate(3)	Average Balance	Interest Income / Expense	Average Yield / Rate(3)
	(Dollars in thousands)
Interest-earning assets:
Securities - taxable	$317,524	$2,180	2.72%	$215,348	$1,075	1.99%
Securities - tax-exempt(1)	427,280	3,861	3.59	458,651	3,939	3.42
Federal funds sold	4,750	19	1.61	—	—	—
Interest-bearing deposits in other banks	152,917	582	1.51	208,650	56	0.11
Gross loans, net of unearned income(2) (3)	3,749,865	49,208	5.21	4,493,806	45,147	4.00
Total interest-earning assets(1)	4,652,336	$55,850	4.76%	5,376,455	$50,217	3.71%
Allowance for loan losses	(44,051)			(80,770)
Other non-interest-earning assets	201,294			227,511
Total assets	$4,809,579			$5,523,196
Interest-bearing liabilities
Transaction deposits	$200,480	$603	1.19%	$574,811	$306	0.21%
Savings and money market deposits	1,854,042	8,059	1.72	2,158,044	2,344	0.43
Time deposits	1,225,752	7,585	2.46	1,086,825	3,960	1.45
Total interest-bearing deposits	3,280,274	16,247	1.97	3,819,680	6,610	0.69
FHLB and short-term borrowings	366,190	1,719	1.86	304,923	1,363	1.78
Trust preferred securities, net of fair value adjustments	913	35	15.18	954	24	9.97
Non-interest-bearing deposits	521,799	—	—	732,028	—	—
Cost of funds	4,169,176	$18,001	1.71%	4,857,585	$7,997	0.65%
Other liabilities	34,443			45,115
Total stockholders' equity	605,960			620,496
Total liabilities and stockholders' equity	$4,809,579			$5,523,196
Net interest income(1)		$37,849			$42,220
Net interest spread(1)			3.05%			3.06%
Net interest margin(1)			3.23%			3.12%

(1) Tax exempt income is calculated on a tax equivalent basis. Tax-free municipal securities are exempt from federal income taxes. The incremental income tax rate used is 21.0%.
(2) Average loan balances include non-accrual loans.
(3) Actual unrounded values are used to calculate the reported yield or rate disclosed. Accordingly, recalculations using the amounts in thousands as disclosed in this release may not produce the same amounts.

CROSSFIRST BANKSHARES, INC.

QUARTER-TO-DATE VOLUME & RATE VARIANCE TO NET INTEREST INCOME (UNAUDITED)
	Three Months Ended
	December 31, 2020 over 2019
	Average Volume	Yield/Rate	Net Change(2)
	(Dollars in thousands)
Interest Income
Securities - taxable	$(577)	$(528)	$(1,105)
Securities - tax-exempt(1)	269	(191)	78
Federal funds sold	(9)	(10)	(19)
Interest-bearing deposits in other banks	155	(681)	(526)
Gross loans, net of unearned income	8,638	(12,699)	(4,061)
Total interest income(1)	8,476	(14,109)	(5,633)
Interest Expense
Transaction deposits	480	(777)	(297)
Savings and money market deposits	1,132	(6,847)	(5,715)
Time deposits	(784)	(2,841)	(3,625)
Total interest-bearing deposits	828	(10,465)	(9,637)
FHLB and short-term borrowings	(283)	(73)	(356)
Trust preferred securities, net of fair value adjustments	2	(13)	(11)
Total interest expense	547	(10,551)	(10,004)
Net interest income(1)	$7,929	$(3,558)	$4,371

(1) Tax exempt income is calculated on a tax equivalent basis. Tax-free municipal securities are exempt from federal income taxes. The incremental income tax rate used is 21.0%.
(2) The change in interest not due solely to volume or rate has been allocated in proportion to the respective absolute dollar amounts of the change in volume or rate.

CROSSFIRST BANKSHARES, INC.
TABLE 5. NON-GAAP FINANCIAL MEASURES

Non-GAAP Financial Measures
In addition to disclosing financial measures determined in accordance with GAAP, the Company discloses non-GAAP financial measures in this release. The Company believes that the non-GAAP financial measures presented in this release reflect industry conventions, or standard measures within the industry, and provide useful information to the Company's management, investors and other parties interested in the Company's operating performance. These measurements should be considered in addition to, but not as a substitute for, financial information prepared in accordance with GAAP. We have defined below each of the non-GAAP measures we use in this release, but these measures may not be synonymous to similar measurement terms used by other companies.

CrossFirst provides reconciliations of these non-GAAP measures below. The measures used in this release include the following:
•We calculate return on average tangible common equity as net income (loss) available to common stockholders divided by average tangible common equity. Average tangible common equity is calculated as average common equity less average goodwill and intangibles and average preferred equity. The most directly comparable GAAP measure is return on average common equity.
•We calculate non-GAAP core operating income (loss) as net income (loss) adjusted to remove non-recurring or non-core income and expense items related to:

▪Impairment charges associated with two buildings that were held-for-sale. We acquired a new, larger corporate headquarters to accommodate our business needs, which eliminated the need for two smaller support buildings. The two smaller support buildings had been acquired recently and were extensively remodeled, which resulted in a difference between book and market value for those assets. We sold one of the buildings in 2018. The remaining building was sold during the second quarter of 2019.

▪State tax credits as a result of the purchase and improvement of our new corporate headquarters.

▪Goodwill impairment - We performed an interim review of goodwill as of June 30, 2020. The book value of goodwill exceeded its fair market value and resulted in a full $7.4 million impairment.

The most directly comparable GAAP financial measure for non-GAAP core operating income (loss) is net income (loss).
•We calculate non-GAAP core operating return on average assets as non-GAAP core operating income (loss) (as defined above) divided by average assets. The most directly comparable GAAP financial measure is return on average assets, which is calculated as net income (loss) divided by average assets.
•We calculate non-GAAP core operating return on average common equity as non-GAAP core operating income (as defined above) less preferred dividends divided by average common equity. The most directly comparable GAAP financial measure is return on average common equity, which is calculated as net income less preferred dividends divided by average common equity.
•We calculate tangible common stockholders' equity as total stockholders' equity less goodwill and intangibles and preferred equity. The most directly comparable GAAP measure is total stockholders' equity.
•We calculate tangible book value per share as tangible common stockholders' equity (as defined above) divided by the total number of shares outstanding. The most directly comparable GAAP measure is book value per share.
•We calculate non-GAAP core operating efficiency ratio - fully tax equivalent (FTE) as non-interest expense adjusted to remove non-recurring non-interest expenses as defined above under non-GAAP core operating income (loss) divided by net interest income on a fully tax-equivalent basis plus non-interest income adjusted to remove non-recurring non-interest income as defined above under non-GAAP core operating income. The most directly comparable financial measure is the efficiency ratio.
•We calculate non-GAAP pre-tax, pre-provision profit as net income (loss) before taxes plus the provision for loan losses.

CROSSFIRST BANKSHARES, INC.

	Quarter Ended					Twelve Months Ended
	12/31/2019	03/31/2020	06/30/2020	09/30/2020	12/31/2020	12/31/2019	12/31/2020
	(Dollars in thousands)
Non-GAAP return on average tangible common equity:
Net income (loss) available to common stockholders	$(700)	$3,857	$(7,356)	$8,006	$8,094	$28,298	$12,601
Average common equity	605,960	612,959	611,466	613,910	620,496	526,225	614,726
Less: average goodwill and intangibles	7,708	7,683	7,576	238	218	7,746	3,898
Average tangible common equity	598,252	605,276	603,890	613,672	620,278	518,479	610,828
Return on average common equity	(0.46)%	2.53%	(4.84)%	5.19%	5.19%	5.38%	2.05%
Non-GAAP return on average tangible common equity	(0.46)%	2.56%	(4.90)%	5.19%	5.19%	5.46%	2.06%

	Quarter Ended					Twelve Months Ended
	12/31/2019	03/31/2020	06/30/2020	09/30/2020	12/31/2020	12/31/2019	12/31/2020
	(Dollars in thousands)
Non-GAAP core operating income (loss):
Net income (loss)	$(700)	$3,857	$(7,356)	$8,006	$8,094	$28,473	$12,601
Add: fixed asset impairments	—	—	—	—	—	424	—
Less: tax effect(1)	—	—	—	—	—	109	—
Fixed asset impairments, net of tax	—	—	—	—	—	315	—
Add: Goodwill impairment(2)	—	—	7,397	—	—	—	7,397
Add: state tax credit(2)	—	—	—	—	—	(1,361)	—
Non-GAAP core operating income (loss)	$(700)	$3,857	$41	$8,006	$8,094	$27,427	$19,998

(1) Represents the tax impact of the adjustments above at a tax rate of 25.73%.
(2) No tax effect.

	Quarter Ended					Twelve Months Ended
	12/31/2019	03/31/2020	06/30/2020	09/30/2020	12/31/2020	12/31/2019	12/31/2020
	(Dollars in thousands)
Non-GAAP core operating return on average assets:
Net income (loss)	$(700)	$3,857	$(7,356)	$8,006	$8,094	$28,473	$12,601
Non-GAAP core operating income (loss)	(700)	3,857	41	8,006	8,094	27,427	19,998
Average assets	$4,809,579	$4,975,531	$5,441,513	$5,486,252	$5,523,196	$4,499,764	$5,358,479
Return on average assets	(0.06)%	0.31%	(0.54)%	0.58%	0.58%	0.63%	0.24%
Non-GAAP core operating return on average assets	(0.06)%	0.31%	—%	0.58%	0.58%	0.61%	0.37%

CROSSFIRST BANKSHARES, INC.

	Quarter Ended					Twelve Months Ended
	12/31/2019	03/31/2020	06/30/2020	09/30/2020	12/31/2020	12/31/2019	12/31/2020
	(Dollars in thousands)
Non-GAAP core operating return on common equity:
Net income (loss)	$(700)	$3,857	$(7,356)	$8,006	$8,094	$28,473	$12,601
Non-GAAP core operating income (loss)	(700)	3,857	41	8,006	8,094	27,427	19,998
Less: Preferred stock dividends	—	—	—	—	—	175	—
Net income (loss) available to common stockholders	(700)	3,857	(7,356)	8,006	8,094	28,298	12,601
Non-GAAP core operating income (loss) available to common stockholders	(700)	3,857	41	8,006	8,094	27,252	19,998
Average common equity	$605,960	$612,959	$611,466	$613,910	$620,496	$526,225	$614,726
Return on average common equity	(0.46)%	2.53%	(4.84)%	5.19%	5.19%	5.38%	2.05%
Non-GAAP core operating return on common equity	(0.46)%	2.53%	0.03%	5.19%	5.19%	5.18%	3.25%

	Quarter Ended
	12/31/2019	03/31/2020	06/30/2020	09/30/2020	12/31/2020
	(Dollars in thousands except per share data)
Tangible common stockholders' equity:
Total stockholders' equity	$601,644	$611,946	$608,092	$617,883	$624,428
Less: goodwill and other intangible assets	7,694	7,669	247	227	208
Tangible common stockholders' equity	$593,950	$604,277	$607,845	$617,656	$624,220
Tangible book value per share:
Tangible common stockholders' equity	$593,950	$604,277	$607,845	$617,656	$624,220
Shares outstanding at end of period	51,969,203	52,098,062	52,167,573	52,195,778	51,679,516
Book value per share	$11.58	$11.75	$11.66	$11.84	$12.08
Tangible book value per share	$11.43	$11.60	$11.65	$11.83	$12.08

	Quarter Ended					Twelve Months Ended
	12/31/2019	03/31/2020	06/30/2020	09/30/2020	12/31/2020	12/31/2019	12/31/2020
	(Dollars in thousands)
Non-GAAP core operating efficiency ratio - Fully Tax Equivalent (FTE)
Non-interest expense	$21,881	$22,215	$31,010	$23,011	$23,732	$87,640	$99,968
Less: goodwill impairment	—	—	7,397	—	—	—	7,397
Adjusted Non-interest expense (numerator)	$21,881	$22,215	$23,613	$23,011	$23,732	$87,640	$92,571
Net interest income	37,179	38,228	41,157	39,327	41,537	141,444	160,249
Tax equivalent interest income(1)	670	695	685	669	683	2,522	2,732
Non-interest income	2,182	2,087	2,634	4,063	2,949	8,707	11,733
Add: fixed asset impairments	—	—	—	—	—	424	—
Total tax-equivalent income (denominator)	$40,031	$41,010	$44,476	$44,059	$45,169	$153,097	$174,714
Efficiency ratio	55.60%	55.10%	70.81%	53.03%	53.35%	58.37%	58.13%
Non-GAAP core operating efficiency ratio - Fully Tax Equivalent (FTE)	54.66%	54.17%	53.09%	52.23%	52.54%	57.25%	52.98%
(1) Tax exempt income (tax-free municipal securities) is calculated on a tax equivalent basis. The incremental tax rate used is 21.0%.

CROSSFIRST BANKSHARES, INC.

	Quarter Ended					Twelve Months Ended
	12/31/2019	03/31/2020	06/30/2020	09/30/2020	12/31/2020	12/31/2019	12/31/2020
	(Dollars in thousands)
Non-GAAP pre-tax pre-provision profit
Net income (loss) before taxes	$(1,870)	$4,150	$(8,219)	$9,504	$9,879	$32,611	$15,314
Add: Provision for loan losses	19,350	13,950	21,000	10,875	10,875	29,900	56,700
Non-GAAP pre-tax pre-provision profit	$17,480	$18,100	$12,781	$20,379	$20,754	$62,511	$72,014